EXHIBIT (b)(2)

AMENDMENT NO. 1

TO

THE AMENDED AND RESTATED BY-LAWS

OF

EATON VANCE FLOATING-RATE INCOME TRUST

DATED August 13, 2020

(THE “BY-LAWS’)

WHEREAS, pursuant to authority expressly vested in the Board of Trustees of Eaton Vance Floating-Rate Income Trust (the “Fund”) by the Declaration of Trust of the Fund, the Board of Trustees of the Fund may transact the Fund’s affairs;

WHEREAS, Appendix I to the By-Laws (“Appendix I”) establishes and fixes the rights and preferences of the Fund’s Variable Rate Term Preferred Shares (“VRTP Shares”);

WHEREAS, the Board of Trustees of the Fund has determined that it is in the best interest of the Fund to (i) extend the Term Redemption Date of the Series L-2 VRTP Shares to January 24, 2025; (ii) change the applicable base rate with respect to the payment of dividends from 3-month London Interbank Offered Rate (“LIBOR”) to 3-month Secured Overnight Financing Rate (“SOFR”); and (iii) amend the Applicable Spread over 3-month SOFR as set forth below;

WHEREAS, the Board of Trustees of the Fund has approved each of the foregoing changes; and

WHEREAS, each of the foregoing changes has been consented to in writing by the sole holder of the Series L-2 VRTP Shares.

NOW THEREFORE, the undersigned officer of the Fund hereby certifies as follows:

1.	The Board of Trustees of the Fund has adopted resolutions to (i) extend the Term Redemption Date of the Series L-2 VRTP Shares to January 24, 2025; (ii) change the applicable base rate with respect to payment of dividends from 3-month LIBOR to 3-month SOFR; and (iii) amend the Applicable Spread over 3-month SOFR as set forth below.
2.	The definition of “Applicable Spread” as set forth in the “Definitions” of Appendix I is, with respect to the Series L-2 VRTP Shares, deleted in its entirety and replaced with the following:

“Applicable Spread” means, with respect to any Dividend Period for any Series of VRTP Shares, the percentage per annum set forth in the table directly below opposite the lowest applicable credit rating assigned to such Series by any Rating Agency on the Rate Determination Date for such Dividend Period.

Long-Term Ratings*
Moody’s	S&P	Applicable Spread**
Aaa to Aa3	AAA to AA-	2.30%
A1	A+	2.55%
A2	A	2.84%

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Long-Term Ratings*
Moody’s	S&P	Applicable Spread**
A3	A-	3.11%
Baa1 to Baa3	BBB+ to BBB-	3.65%
Below Investment Grade	Below Investment Grade	6.35%

* And/or the equivalent long-term rating of any Other Rating Agency then rating the relevant Series of VRTP Shares, in all cases utilizing the lowest of the ratings of the Rating Agency or Rating Agencies then rating such Series.

** On any day on which an Increased Rate Event is continuing, the Dividend Rate shall equal the Increased Rate.

3.	The definition of “Credit Facility” as set forth in the “Definitions” of Appendix I is, with respect to the Series L-2 VRTP Shares, deleted in its entirety and replaced with the following:

“Credit Facility” means the Credit Agreement, dated as of May 4, 2023 (as amended, modified or supplemented from time to time), among the Trust, the lenders party thereto from time to time, and State Street Bank and Trust Company, as agent, as amended, modified or supplemented from time to time and any other additional or subsequent credit agreement permitting Trust borrowings.

4.	In Section 2.5(c) (“Redemption upon the Occurrence of Certain Events”) of Appendix I, the reference in clause (i)(A) to “Force Majuere” is corrected to “Force Majeure.”
5.	Section 5 (“Term Redemption Date Applicable to Series”) of Appendix F to Appendix I, the Statement Designating Series L-2 VRTP Shares (the “Series L-2 Statement”), is deleted in its entirety and replaced with the following:

Section 5. Term Redemption Date Applicable to Series.

The Term Redemption Date is January 24, 2025, subject to extension pursuant to Section 2.5(a) of the VRTP Amendment.

6.	Section 9 (“Additional Definitions Applicable to Series”) of the Series L-2 Statement is deleted in its entirety and replaced with the following:

Section 9. Additional Definitions Applicable to Series.

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Bank Rate” means, with respect to any Dividend Period, an interest rate per annum equal to the Term SOFR Rate for such Dividend Period; provided, however, in the case of any Dividend Period commencing after the Agent shall have notified the Trust that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any or all of the Holders or Designated Owners of the Series L-2 VRTP Shares to maintain investments in such VRTP Shares at the Term SOFR Rate, the Bank Rate for such Dividend Period shall be an interest rate per annum equal to the Base Rate in effect on the first day of such Dividend Period. Notwithstanding the foregoing, the Bank Rate shall not be less than zero.

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 “Base Rate” means the rate of interest from time to time announced publicly by Barclays Bank PLC at its Principal Office as its base rate. The “Base Rate” is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Barclays Bank PLC.

 “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Dividend Period” means, with respect to each Outstanding Series L-2 VRTP Share, in the case of the first Dividend Period following the Issuance Date of such VRTP Share, the period beginning on (and including) such Issuance Date and ending on (and including) the last calendar day of the calendar quarter in which such Issuance Date occurs and, for each subsequent Dividend Period, the period beginning on (and including) the first calendar day of the calendar quarter following the month in which the previous Dividend Period ended and ending on (and including) the last calendar day of such calendar quarter.

“Index Rate” means, with respect to each day in a Dividend Period and solely with respect to any Series L-2 VRTP Shares Outstanding on such day, the Bank Rate.

 “Principal Office” means the principal office of Barclays Bank PLC presently located at 1 Churchill Place, London, Greater London E14, 5HP, United Kingdom, or at such other location as Barclays Bank PLC shall designate in writing to the Trust.

 “Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

 “SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

 “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

 “Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

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 “Term SOFR Rate” means, with respect to any Dividend Period, an interest rate per annum equal to the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first calendar day of each calendar quarter, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Boston time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and (x) the Term SOFR Reference Rate has not yet been replaced in accordance with clause (y) below, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day and (y) if such Term SOFR Reference Rate is no longer displayed, the Trust and the Agent may, by mutual agreement, determine an alternate rate of interest as the Term SOFR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States of America at such time, and the Trust shall amend the Amendment to reflect such alternate rate of interest, together with any conforming changes to any relevant defined terms, timing and frequency of determining rates and making dividend payments and other administrative matters as may be agreed by the Trust and the Agent; provided that until the Trust and the Agent have mutually agreed upon an alternative rate of interest, the Term SOFR Rate for any day shall be equal to a fluctuating rate per annum equal to the sum of Daily Simple SOFR plus ten (10) basis points (0.10%). Notwithstanding the foregoing, the Term SOFR Rate shall not be less than zero.

 “Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

 “Transfer Date” means, with respect to any Series L-2 VRTP Share being transferred for a VRTP Share of any other Series, the settlement date for such transfer.

 “U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

7.	Any capitalized terms used herein but not defined herein shall have the meanings given to such capitalized terms in Appendix I.

8.	Except as amended hereby, Appendix I remains in full force and effect.

9.	An original copy of this amendment shall be lodged with the records of the Fund and filed in such places as the Board of Trustees of the Fund deems appropriate.

(Signature Page Follows)

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Dated this 7th day of July, 2023.

EATON VANCE FLOATING-RATE
INCOME TRUST

By: /s/ James F. Kirchner
Name: James F. Kirchner
Title: Treasurer

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